As filed with the Securities and Exchange Commission on June 26, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MERCURY INTERACTIVE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0224776
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1325 Borregas Avenue

Sunnyvale, CA 94089

(408) 822-5200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Susan J. Skaer

Vice President, General Counsel and Secretary

Mercury Interactive Corporation

1325 Borregas Avenue

Sunnyvale, CA 94089

(408) 822-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Francis S. Currie

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

(650) 752-2000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Zero Coupon Senior Convertible Notes due 2008	$500,000,000		100%	$500,000,000	$40,450

Common Stock, par value $0.002 per share	9,673,050	(1)	(2)	(2)	(2)

(1)	This number represents the number of shares of common stock initially issuable upon conversion of the Zero Coupon Senior Convertible Notes due 2008 registered hereby at the conversion price of $51.69 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 26, 2003

PRELIMINARY PROSPECTUS

$500,000,000

MERCURY INTERACTIVE CORPORATION

Zero Coupon Senior Convertible Notes due 2008 and

9,673,050 Shares of Common Stock Issuable Upon Conversion of the Notes

Mercury Interactive Corporation issued the Zero Coupon Senior Convertible Notes due 2008 in a private placement in April 2003. This prospectus will be used by selling securityholders to resell their Notes and the common stock issuable upon conversion of the Notes. Mercury Interactive Corporation will not receive any of the proceeds from the sale of these securities.

The holders of the Notes may convert the Notes into 19.3461 shares of our common stock, subject to adjustment, per $1,000 principal amount of Notes, under the following circumstances: (1) if the sale price of our common stock reaches specified thresholds or (2) if specified corporate transactions have occurred. This rate results in an initial conversion price of $51.69 per share. Upon conversion, we will have the right to deliver cash in lieu of shares of our common stock.

The Notes do not bear interest and do not accrete. The Notes will mature on May 1, 2008. We may not redeem the Notes prior to their maturity.

In the event of a fundamental change, defined in this prospectus, of Mercury Interactive, each holder of Notes may require us to repurchase the Notes at 100% of the principal amount of the Notes.

The Notes are our senior unsecured debt and will rank on a parity with all of our other existing and future senior unsecured debt and prior to all subordinated debt. The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of March 31, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness and trade payables.

Our common stock currently trades on the Nasdaq National Market under the symbol “MERQ.” The last reported sale price on June 20, 2003 was $41.44 per share.

The Notes are currently trading on the Portal Market of the National Association of Securities Dealers, Inc.

Investing in our common stock or the Notes involves a high degree of risk. Please carefully consider the “ Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June     , 2003.

Unless the context otherwise requires, the terms “Mercury Interactive,” “the Company,” “we,” “our” and “us” refer to Mercury Interactive Corporation, a Delaware corporation.

You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document is only current on the date of this document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus or incorporated into this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. This prospectus and/or the documents incorporated by reference in this prospectus include forward-looking statements regarding the Company’s:

•	revenues,

•	operating margin,

•	diluted earnings,

•	sales of subscription licenses and services,

•	license and subscription costs,

•	maintenance and professional services costs,

•	marketing and sales expenses,

•	research and development expenses,

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•	property and equipment expenses,

•	general and administrative expenses,

•	potential losses due to subleasing excess facilities,

•	investments in private and publicly-traded securities,

•	amortization of unearned stock-based compensation,

•	gains or losses from interest rate swaps,

•	investments in private equity funds,

•	future investment income, and

•	exposure to exchange rate fluctuation.

Mercury Interactive’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury Interactive and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things, those described under “Risk Factors” elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The file number for our SEC filings is 000-22350. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

Our common stock is quoted on the Nasdaq National Market under the symbol “MERQ”, and our Securities and Exchange Commission filings can also be read at: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings made by Mercury Interactive with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders have sold all the Notes or underlying common stock. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K (File No. 000-22350) for our fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q (File No. 000-22350) for the quarterly period ended March 31, 2003;

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•	The description of our common stock contained in our Registration Statement on Form 8-A filed September 9, 1993 (File No. 000-22350), including any amendments or reports filed for the purpose of updating such descriptions;

•	The description of our preferred stock purchase rights, contained in our Registration Statement on Form 8-A filed on July 9, 1996 (File No. 000-22350), including any amendments or reports filed for the purpose of updating such description; and

•	Our Current Reports on Form 8-K (File No. 000-22350) filed on April 24, 2003, May 12, 2003 and June 10, 2003.

You may request a copy of these filings (other than exhibits to such filings unless such exhibits are specifically incorporated by reference into such filings), at no cost, by writing to us at: Mercury Interactive Corporation, Investor Relations, 1325 Borregas Avenue, Sunnyvale, California 94089, or by telephoning us at (408) 822-5200.

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PROSPECTUS SUMMARY

The following information is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto, which are incorporated into this prospectus by reference, before making an investment decision.

Mercury Interactive, a global leader in business technology optimization (BTO), delivers Optane, a suite of integrated products for enterprise testing, production tuning and performance management, that enables customers to optimize business processes. Customers worldwide use Mercury Interactive solutions across their application and technology infrastructures to continuously measure, maximize and manage performance at every level of the business process and at each stage of the application lifecycle to improve quality, reduce costs and align IT with business goals.

We offer our testing, deployment assurance and application performance management (APM) solutions as both software and managed services. The managed services versions of our offerings provide access to our global infrastructure, monitoring capabilities, as well as the extensive experience we have acquired from thousands of tuning sessions already performed.

Our portfolio of solutions address the key challenges IT organizations face today in improving quality, maximizing business results and minimizing fixed costs at key stages of the application lifecycle and across the IT infrastructure. Using our automated testing solutions, customers can efficiently test their business applications prior to deployment through a repeatable approach to ensure they work as anticipated before releasing to internal or external users. Using our deployment assurance offerings, customers can optimize performance of their infrastructure and applications, as well as security components, and manage their IT investments in a cost effective manner. Using our APM solutions, customers can manage the availability and performance of their production environments from a business-centric perspective. These offerings can quickly detect, diagnose and isolate performance problems experienced by users and can correlate this information to system metrics, allowing IT departments the opportunity to fix those problems before they adversely impact business results. Our Optane software solutions provide a common approach to measuring IT quality from pre-production testing through deployment and operations, allowing customers to leverage their technical and personnel investments among our products and services.

Corporate Information

Mercury Interactive Corporation, a Delaware corporation, commenced operations in 1989. Our principal executive offices are located at 1325 Borregas Avenue, Sunnyvale, CA 94089. Our telephone number at this location is (408) 822-5200. Our web site is located at http://www.mercuryinteractive.com. The information contained on our web site is not a part of this prospectus.

Mercury Interactive, the Mercury Interactive logo, ActiveTune, ActiveWatch, LoadRunner, LoadRunner TestCenter, Optane, ProTune, QuickTest Professional, SiteScope, TestDirector, Topaz, Topaz ActiveAgent, Topaz Auto RCA, Topaz Business Availability, Topaz Console, Topaz Diagnostics, Topaz EMS Adapters, Topaz Observer, Topaz Open API, Topaz SiteScope, Topaz for SLM, and WinRunner are trademarks and/or registered trademarks of Mercury Interactive Corporation or its wholly-owned subsidiary, Freshwater Software, Inc., in the United States and/or other countries. The absence of a trademark from this list does not constitute a waiver of Mercury Interactive’s intellectual property rights concerning that trademark.

This prospectus also contains references to other company, brand and product names. These company, brand and product names are used herein for identification purposes only and may be the trademarks of their respective owners. Mercury Interactive Corporation disclaims any responsibility for specifying which marks are owned by which companies or which organizations.

The Offering

Securities Offered	$500,000,000 principal amount of Zero Coupon Senior Convertible Notes due 2008.

Maturity Date	May 1, 2008.

Ranking

The Notes will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated debt. At March 31, 2003, we had no outstanding senior indebtedness and we had total liabilities of $641.0 million. The Notes are not guaranteed by any of our subsidiaries and, accordingly, are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. As of March 31, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness and trade payables.

Interest	Interest on the Notes is zero unless specified defaults under the registration rights agreement occur. See “Description of Notes—Registration Rights of the Noteholders.”

Issue Price	The Notes have a principal amount at maturity of $1,000 and were issued at a price of 100% of their principal amount.

Conversion

Holders may convert the Notes into shares of our common stock at a conversion rate of 19.3461 shares per $1,000 principal amount of Notes, subject to adjustment, prior to the close of business on the final maturity date:

•	if during any fiscal quarter (beginning with the third fiscal quarter of 2003) the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 110% of the conversion price of the Notes on that 30th trading day;

•	if during the period beginning January 1, 2008 through the maturity of the Notes, the closing sale price of our common stock on the previous trading day was 110% or more of the conversion price of the Notes on that previous trading day; or

•	upon the occurrence of specified corporate events described under “Description of the Notes—Conversion of Notes.”

Upon conversion, we will have the right to deliver cash in lieu of shares of our common stock.

Redemption	We may not redeem the Notes prior to their maturity.

Sinking Fund	None.

Fundamental Change

If we undergo a fundamental change (as described under “Description of Notes—Repurchase at Option of the Holder”) prior to maturity, holders may require us to repurchase all or part of their Notes at a repurchase price equal to 100% of their principal amount.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling holder of the Notes or the underlying common stock.

Nasdaq National Market

Symbol of our Common Stock	MERQ.

Risk Factors

In analyzing an investment in the Notes offered by this prospectus, prospective investors should carefully consider, along with other matters referred to and incorporated by reference in this prospectus, the information set forth under “Risk Factors.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

Our future success depends on our ability to respond to rapid market and technological changes by introducing new products and services and continually improving the performance, features and reliability of our existing products and services and responding to competitive offerings.

Our business will suffer if we do not successfully respond to rapid technological changes. The market for our software products and services is characterized by:

•	rapidly changing technology;

•	frequent introduction of new products and services and enhancements to existing products and services by our competitors;

•	increasing complexity and interdependence of our applications;

•	changes in industry standards and practices; and

•	changes in customer requirements and demands.

To maintain our competitive position, we must continue to enhance our existing software testing, deployment assurance and application performance management (APM) products and services and to develop new products and services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. The development of new products and services, and enhancement of existing products and services, entail significant technical and business risks and require substantial lead-time and significant investments in product development. If we fail to anticipate new technology developments, customer requirements or industry standards, or if we are unable to develop new products and services that adequately address these new developments, requirements and standards in a timely manner, our products and services may become obsolete, our ability to compete may be impaired and our revenue could decline.

We expect our quarterly revenue and operating results to fluctuate, and it is difficult to predict our future revenue and operating results.

Our revenue and operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. These fluctuations are due to a number of factors, many of which are outside of our control, including:

•	fluctuations in demand for, and sales of, our products and services;

•	our success in developing and introducing new products and services and the timing of new product and service introductions;

•	our ability to introduce enhancements to our existing products and services in a timely manner;

•	changes in economic conditions affecting our customers or our industry;

•	changes in the mix of products or services sold in a quarter;

•	changes in the mix of perpetual, term or subscription licenses sold in a quarter;

•	fluctuations in the number of large orders in a quarter;

•	uncertainties related to the integration of products, services, employees and operations of acquired companies;

•	the introduction of new or enhanced products and services by our competitors and changes in the pricing policies of these competitors;

•	the discretionary nature of our customers’ purchase and budget cycles and changes in their budgets for software and related purchases;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business;

•	deferrals by our customers of orders in anticipation of new products or services or product enhancements; and

•	the mix of our domestic and international sales, together with fluctuations in foreign currency exchange rates.

Our license revenue in any given quarter is dependent upon the volume of perpetual orders shipped during the quarter and the amount of subscription revenue amortized from deferred revenue and, to a small degree, recognized on subscription orders received during the quarter. We set our revenue targets for any given period based, in part, upon an assumption that we will achieve a certain level of orders and a certain license mix of perpetual licenses and subscription licenses. The precise mix of orders is subject to substantial fluctuation in any given quarter or multiple quarter periods, and the actual mix of licenses sold affects the revenue we recognize in the period. If we achieve the target level of total orders but are unable to achieve our target license mix, we may not meet our revenue targets (if we deliver more-than-expected subscription licenses) or may exceed them (if we deliver more-than-expected perpetual licenses). In addition, if we achieve the target license mix but the overall level of orders is below the target level, then we will not meet our revenue targets. In 2002, we effected a change in the mix of software license types to a higher percentage of subscription licenses and that shift continued in the first quarter of 2003 with a larger percentage of testing subscription licenses. We believe that this shift will continue in the future, as more of our products are offered and as more of our customers license our products on a subscription basis. This shift may cause us to experience a decrease in recognized revenue, as well as continued growth of deferred revenue, in the near term.

Although subscription licenses represent a potential source of renewable license revenue, there is also the risk that customers will not renew their licenses at the end of a term.

In addition, the timing of our license revenue is difficult to predict because our sales cycles are typically short and can vary substantially from product to product and customer to customer. We base our operating expenses on our expectations regarding future revenue levels. Because of the timing of larger orders and customer buying patterns, we may not learn of shortfalls in revenue or earnings or other failures to meet market expectations until late in a particular quarter. As a result, if total revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter.

We have experienced seasonality in our revenue and earnings, with the fourth quarter of the year typically having the highest revenue and earnings for the year and higher revenue and earnings than the first quarter of the following year. We believe that this seasonality results primarily from the budgeting cycles of our customers and, to a lesser extent, from the structure of our sales commission program. We expect this seasonality to continue in the future.

Our customers’ decisions to purchase our products and services are discretionary and subject to their internal budgets and purchasing processes. We believe that the ongoing slowdown in the economy, the current international political uncertainties, and uncertainties in the capital markets have caused and may continue to cause customers to reassess their immediate technology needs, lengthen their purchasing decision-making processes, require more senior level internal approvals of purchases and defer purchasing decisions, and accordingly, have reduced and could reduce demand in the future for our products and services.

Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. If our operating results are below the expectations of investors or securities analysts, the trading prices of our securities could decline.

We expect to face increasing competition in the future, which could cause reduced sales levels and result in price reductions, reduced gross margins or loss of market share.

The market for our testing, deployment assurance, and APM products and services is extremely competitive, dynamic and subject to frequent technological change. There are few substantial barriers of entry in our market. The Internet has further reduced these barriers of entry, allowing other companies to compete with us in the testing, deployment assurance, and APM markets. As a result of the increased competition, our success will depend, in large part, on our ability to identify and respond to the needs of potential customers, and to new technological and market opportunities, before our competitors identify and respond to these needs and opportunities. We may fail to respond quickly enough to these needs and opportunities.

In the market for testing solutions, our principal competitors include Compuware, Empirix, Rational Software (acquired by IBM Software Group), and Segue Software. In the new and rapidly changing market for APM solutions, our principal competitors include established providers of systems and network management software such as BMC Software, Computer Associates, HP OpenView, a division of Hewlett-Packard, and Tivoli, a division of IBM, and providers of hosted services such as Keynote Systems, and emerging companies. Additionally, we face potential competition in this market from existing providers of testing solutions such as Segue Software and Compuware.

We believe that the principal competitive factors affecting our market are:

•	price and cost effectiveness;

•	product functionality;

•	product performance, including scalability and reliability;

•	quality of support and service; and

•	company reputation.

Although we believe that our products and services currently compete favorably with respect to these factors, the market for APM and deployment assurance are new and rapidly evolving. We may not be able to maintain our competitive position, and competitive pressure could seriously harm our business. The software industry is increasingly experiencing consolidation and this could increase the resources available to our competitors and the scope of their product offerings. For example, our testing competitor Rational Software was recently acquired by IBM Software Group, which has substantially greater financial and other resources than we have. Our competitors and potential competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies or make more attractive offers to distribution partners and to employees.

If we fail to maintain our existing distribution channels and develop additional channels in the future, our revenue could decline.

We derive a substantial portion of our revenue from sales of our products and services through distribution channels, such as systems integrators or value-added resellers. We generally expect that sales of our products through these channels will continue to account for a substantial portion of our revenue for the foreseeable future, despite a decrease in channel sales in the quarter ended March 31, 2003. We may not experience increased revenue from new channels and may see a decrease from our existing channels, which could harm our business.

The loss of one or more of our systems integrators or value-added resellers, or any reduction or delay in their sales of our products and services could result in reductions in our revenue in future periods. In early 2003, we signed an agreement with SAP AG that allows it to resell our line of products for use with SAP systems, directly and through its subsidiaries and distributors. In addition, our ability to increase our revenue in the future depends on our ability to expand our indirect distribution channels.

Our dependence on indirect distribution channels presents a number of risks, including:

•	each of our systems integrators or value-added resellers can cease marketing our products and services with limited or no notice and with little or no penalty;

•	our existing systems integrators or value-added resellers may not be able to effectively sell any new products and services that we may introduce;

•	we may not be able to replace existing or recruit additional systems integrators or value-added resellers, if we lose any of our existing ones;

•	our systems integrators or value-added resellers may also offer competitive products and services;

•	we may face conflicts between the activities of our indirect channels and our direct sales and marketing activities; and

•	our systems integrators or value-added resellers may not give priority to the marketing of our products and services as compared to our competitors’ products.

We depend on strategic relationships and business alliances for continued growth of our business.

Our development, marketing and distribution strategies rely increasingly on our ability to form strategic relationships with software and other technology companies. These business relationships often consist of cooperative marketing programs, joint customer seminars, lead referrals and cooperation in product development. Many of these relationships are not contractual and depend on the continued voluntary cooperation of each party with us. Divergence in strategy or change in focus by, or competitive product offerings by, any of these companies may interfere with our ability to develop, market, sell or support our products, which in turn could harm our business. Further, if these companies enter into strategic alliances with other companies or are acquired, they could reduce their support of our products. Our existing relationships may be jeopardized if we enter into alliances with competitors of our strategic partners. In addition, one or more of these companies may use the information they gain from their relationship with us to develop or market competing products.

Our customers and partners may not accept our new BTO strategy.

We increasingly focus our efforts on sales of enterprise-wide solutions, which consist of our entire Optane product suite and related professional services, and managed services, rather than on the sale of component products. As a result, each sale requires substantial time and effort from our sales and support staff as well as involvement by our professional services and managed services organizations and our systems integrator partners. Large individual sales, or even small delays in customer orders, can cause significant variation in our revenues and results of operations for a particular period. The timing of large orders is usually difficult to predict and, like many software and services companies, many of our customers typically complete transactions in the last month of a quarter.

If we are unable to manage rapid changes, our business may be harmed.

We have, in the past, experienced significant growth in revenue, employees and number of product and service offerings and we believe this growth may resume. This growth has placed a significant strain on our management and our financial, operational, marketing and sales systems. We are implementing a variety of new or expanded business and financial systems, procedures and controls, including the improvement of our sales and customer support systems. The implementation of these systems, procedures and controls may not be completed successfully, or may disrupt our operations. Any failure by us to properly manage these transitions could impair our ability to attract and service customers and could cause us to incur higher operating costs and experience delays in the execution of our business plan. We have also in the past experienced reductions in revenue and that has required us to rapidly reduce costs. If we fail to reduce staffing levels when necessary, our costs would be excessive and our business and operating results could be adversely affected.

The success of our business depends on the efforts and abilities of our senior management and other key personnel.

We depend on the continued services and performance of our senior management and other key personnel. We do not have long term employment agreements with any of our key personnel. The loss of any of our executive officers or other key employees could hurt our business. The loss of senior personnel can result in significant disruption to our ongoing operations, and new senior personnel must spend a significant amount of time learning our business and our systems in addition to performing their regular duties.

We depend on our international operations for a substantial portion of our revenue.

Sales to customers located outside the US have historically accounted for a significant percentage of our revenue and we anticipate that such sales will continue to be a significant percentage of our revenue. As a percentage of our total revenue, sales to customers outside the US were 38% and 32% in the first quarters of 2003 and 2002, respectively. We face risks associated with our international operations, including:

•	changes in tax laws and regulatory requirements;

•	difficulties in staffing and managing foreign operations;

•	reduced protection for intellectual property rights in some countries;

•	the need to localize products for sale in international markets;

•	longer payment cycles to collect accounts receivable in some countries;

•	seasonal reductions in business activity in other parts of the world in which we operate;

•	political and economic instability; and

•	economic downturns in international markets.

Any of these risks could harm our international operations and reduce our international sales. For example, some countries in Europe, the Middle East and Africa (EMEA) already have laws and regulations related to technologies used on the Internet that are more strict than those currently in force in the US. Any or all of these factors could cause our business to be harmed.

Because our research and development operations are primarily located in Israel, we may be affected by volatile political, economic, and military conditions in that country and by restrictions imposed by that country on the transfer of technology.

Our operations depend on the availability of highly skilled scientific and technical personnel in Israel. Our business also depends on trading relationships between Israel and other countries. In addition to the risks associated with international sales and operations generally, our operations could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners were interrupted or curtailed.

These risks are compounded due to the restrictions on our ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel without the prior written consent of the government of Israel. If we are unable to obtain the consent of the government of Israel, we may not be able to take advantage of strategic manufacturing and other opportunities outside of Israel.

We are subject to the risk of increased taxes.

Historically, our operations resulted in a significant amount of income in Israel where tax rate incentives have been extended to encourage foreign investment. Our taxes could increase if these tax rate incentives are not renewed upon expiration or tax rates applicable to us are increased. Tax authorities could challenge the manner in which profits are allocated among us and our subsidiaries, and we may not prevail in any such challenge. If the profits recognized by our subsidiaries in jurisdictions where taxes are lower became subject to income taxes in other jurisdictions, our worldwide effective tax rate would increase. In addition, to the extent that we are unable to continue to reinvest a substantial portion of our profits in our Israeli operations, we may be subject to additional tax rate increases in the future.

Other factors that could increase our effective tax rate include the effect of changing economic conditions, business opportunities, and changes in tax laws and rulings. We have in the past and may continue in the future to retire amounts outstanding under our existing 4.75% Convertible Subordinated Notes due July 1, 2007 (the “2007 Notes”). To the extent that these repurchases are completed below the par value of the 2007 Notes, we may generate a taxable gain from these repurchases. These gains may result in an increase in our effective tax rate. Merger and acquisition activities, if any, could result in nondeductible expenses which may increase our effective tax rate. Our worldwide effective tax rate could be increased to the extent we are impacted by new tax laws or rulings.

Our financial results may be negatively impacted by foreign currency fluctuations.

Our foreign operations are generally transacted through our international sales subsidiaries. As a result, these sales and related expenses are denominated in currencies other than the US dollar. Because our financial results are reported in US dollars, our results of operations may be harmed by fluctuations in the rates of exchange between the US dollar and other currencies, including:

•	a decrease in the value of EMEA or Asia Pacific and Australia (APAC) currencies relative to the US dollar, which would decrease our reported US dollar revenue, as we generate revenue in these local currencies and report the related revenue in US dollars; and

•	an increase in the value of EMEA, APAC, or Israeli currencies relative to the US dollar, which would increase our sales and marketing costs in these countries and would increase research and development costs in Israel.

We attempt to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. This requires us to estimate the volume of transactions in various currencies. We may not be successful in making these estimates. If these estimates are overstated or understated during periods of currency volatility, we could experience material currency gains or losses.

Acquisitions may be difficult to integrate, disrupt our business, dilute stockholder value or divert the attention of our management and investments may become impaired and require us to take a charge against earnings.

In June 2003 we announced that we had signed a definitive agreement to acquire Kintana, Inc. In addition, in May 2003 we announced that we had acquired Performant, Inc., and in May 2001 we acquired Freshwater Software, Inc. We also have minority investments in early stage private companies and private equity funds of $15.4 million at March 31, 2003. We may acquire or make investments in other companies and technologies. For the year ended December 31, 2002, we had recorded a loss in other income, net, of $5.3 million on three of our investments in early stage private companies. For the three months ended March 31, 2003, we recorded a loss of $0.6 million in our investments in non-consolidated companies. In addition, we have committed to make capital contributions to a private equity fund totaling $9.0 million and we expect to pay approximately $6.0 million through March 31, 2004 as capital calls are made. We are closely monitoring the financial health of the other private companies in which we hold minority equity investments. If we determine in accordance with our standard accounting policies that an impairment has occurred, then additional losses would be recorded. In the event of any future acquisitions or investments, we could:

•	issue stock that would dilute the ownership of our then-existing stockholders;

•	incur debt;

•	assume liabilities;

•	incur charges for the impairment of the value of investments or acquired assets; or

•	incur amortization expense related to intangible assets.

If we fail to achieve the financial and strategic benefits of past and future investments or acquisitions, including our recent agreement to acquire Kintana, our operating results will suffer. Acquisitions and investments involve numerous other risks, including:

•	difficulties integrating the acquired operations, technologies or products with ours;

•	failure to achieve targeted synergies;

•	unanticipated costs and liabilities;

•	diversion of management’s attention from our core business;

•	adverse effects on our existing business relationships with suppliers and customers or those of the acquired organization;

•	difficulties entering markets in which we have no or limited prior experience; and

•	potential loss of key employees, particularly those of the acquired organizations.

If we fail to adequately protect our proprietary rights and intellectual property, we may lose a valuable asset, experience reduced revenue and incur costly litigation to protect our rights.

We rely on a combination of patents, copyrights, trademarks, service marks and trade secret laws and contractual restrictions to establish and protect our proprietary rights in our products and services. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and services and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the US. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase.

In many cases, we enter into confidentiality or license agreements with our employees and consultants and with the customers and corporations with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could seriously harm our business.

Third parties could assert that our products and services infringe their intellectual property rights, which could expose us to litigation that, with or without merit, could be costly to defend.

We may from time to time be subject to claims of infringement of other parties’ proprietary rights. We could incur substantial costs in defending ourselves and our customers against these claims. Parties making these claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products in the US and abroad and could result in an award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain licenses from third parties, develop alternative technology or to alter our products or processes or cease activities that infringe the intellectual property rights of third parties. If we are required to obtain licenses, we cannot be sure that we will be able to do so at a commercially reasonable cost, or at all. Defense of any lawsuit or failure to obtain required licenses could delay shipment of our products and increase our costs. In addition, any such lawsuit could result in our incurring significant costs or the diversion of the attention of our management.

Future product development is dependent upon early access to third-party software.

Software developers have, in the past, provided us with early access to pre-generally available (GA) versions of their software in order to have input into the functionality and to ensure that we can adapt our software to exploit new functionality in these systems. Some companies, however, may adopt more restrictive policies in the future or impose unfavorable terms and conditions for such access. These restrictions may result in high research and development costs for us in connection with the enhancement and modification of our existing products and the development of new products or may prevent us from being able to develop products which will work with such new systems which could harm our business.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company, including an acquisition that would be beneficial to our stockholders.

We have adopted a Preferred Shares Rights Agreement (which we refers to as our Shareholder Rights Plan) on July 5, 1996, as amended. In connection with the Shareholder Rights Plan, our Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on July 15, 1996. In addition, each share of common stock issued after July 15, 1996 was issued, or will be issued, with an accompanying preferred stock purchase right. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, the Shareholder Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

Our board of directors also has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no present plans to issue shares of preferred stock.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a business combination with an interested stockholder for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Furthermore, certain provisions of our Amended and Restated Certificate of Incorporation may have the effect of delaying or preventing changes in our control or management, which could adversely affect the market price of our common stock.

Leverage and debt service obligations may adversely affect our cash flow.

On April 29, 2003 we issued the Notes, with a principal amount of $500.0 million, in a private placement, and in July 2000, we completed the offering of the 2007 Notes with a principal amount of $500.0 million. From December 2001 through June 30, 2002, we retired $200.0 million face value of the 2007 Notes. We continue to carry a substantial amount of outstanding indebtedness, primarily the Notes and the 2007 Notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. Our leverage could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.

In January 2002 and February 2002, we entered into two interest rate swaps with Goldman Sachs Capital Markets, L.P. (GSCM) with respect to $300.0 million of our 2007 Notes. In November 2002, we terminated our January and February interest rate swaps and replaced them with a single interest rate swap to improve the overall effectiveness of our interest rate swap arrangement. The November interest rate swap is designated as an effective hedge of the change in the fair value attributable to the London Interbank Offering Rate (LIBOR rate) relating to $300.0 million of our 2007 Notes. The objective of the swap is to convert the 4.75% fixed interest rate on the 2007 Notes to a variable interest rate based on the 6-month LIBOR rate plus 46.0 basis points. Beginning in January 2003, the variable interest rate on the November interest rate swap was modified so that it is now based on the 3-month LIBOR rate plus 48.5 basis points. The gain or loss from changes in the fair value of the interest rate swap is expected to be highly effective at offsetting the gain or loss from changes in the fair value attributable to changes in the LIBOR rate throughout the remaining life of the 2007 Notes. The interest rate swap creates a market exposure to changes in the LIBOR rate. If the LIBOR rate increases or decreases by 1%, our interest expense would increase or decrease by $750,000 quarterly on a pretax basis. Under the terms of the swap, we are required to provide initial collateral in the form of cash or cash equivalents to GSCM, the counterparty, in the amount of $6.0 million as continuing security for our obligations under the swap (irrespective of movements in the value of the swap) and from time to time additional collateral can change hands between Mercury Interactive and GSCM as swap rates and equity prices fluctuate. We accounted for the initial collateral and any additional collateral as restricted cash on our balance sheet. If the price of our common stock exceeds the original conversion or redemption price of the 2007 Notes, we will be required to pay the fixed rate of 4.75% and receive a variable rate on the $300.0 million principal amount of the 2007 Notes. If we call the 2007 Notes at a premium (in whole or in part), or if any of the holders of the 2007 Notes elected to convert the 2007 Notes (in whole or in part), we will be required to pay a variable rate and receive the fixed rate of 4.75% on the principal amount of such called or converted 2007 Notes.

Our November interest rate swap qualifies under SFAS No. 133 as a fair-value hedge. We record the fair value of our interest rate swap and the change in the fair value of the underlying 2007 Notes attributable to changes in the LIBOR rate on our balance sheets, and we record the ineffectiveness arising from the difference between the two fair values in our statements of operations as other income. At March 31, 2003 and December 31, 2002, the fair value of the swap was approximately $18.1 million and $17.4 million, respectively, and the change in the fair value of our 2007 Notes attributable to changes in the LIBOR rate during the period resulted in an increase to the carrying value of our 2007 Notes of $17.7 million and $17.0 million, respectively. The difference was recorded in other income as the unrealized gain on interest rate swap for the three months ended March 31, 2003, with nothing recorded for the three months ended March 31, 2002. At March 31, 2003 and December 31, 2002, our total restricted cash associated with the swap was $6.0 million.

We are exposed to credit exposure with respect to GSCM under the swap. However, we believe that the risk of such credit exposure is limited because GSCM is an affiliate of a major US investment bank and because its obligations under the swap is guaranteed by the Goldman Sachs Group L.P.

RISKS RELATED TO THE SECURITIES

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the Notes, may fluctuate significantly, which may make it difficult for holders to resell the Notes or the shares of our common stock issuable upon conversion of the Notes when desired or at attractive prices.

The market price for our common stock has been and may continue to be volatile. For example, during the 52-week period ended June 20, 2003, the closing sales prices of our common stock as reported on the Nasdaq National Market ranged from a high of $43.50 to a low of $15.74. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships, acquisitions or investments;

•	changes in financial estimates or other statements by securities analysts;

•	changes in general economic conditions;

•	terrorist attacks, and the effects of war;

•	conditions or trends affecting the software industry and the Internet;

•	changes in the rating of our notes or other securities; and

•	changes in the economic performance and/or market valuations of other software and high-technology companies.

Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and the trading prices of our securities could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high-technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public’s perception of software or Internet software companies could depress our stock price regardless of our operating results. Because the Notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the Notes may encourage short selling in our common stock by market participants because the conversion of the Notes could depress the price of our common stock.

The Notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the Notes. As a result, the Notes will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At March 31, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness and trade payables.

In addition, the Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes. At March 31, 2003, we had no secured debt outstanding.

The Notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the Notes.

We are not restricted under the terms of the Notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the Notes.

We may not have the ability to repurchase the Notes in cash if a holder exercises its repurchase right on the dates specified herein or upon the occurrence of a fundamental change.

Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of a fundamental change, such as a change of control, prior to maturity as described under the heading “Description of the Notes—Repurchase at Option of the Holder”. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

The conditional conversion feature of the Notes could result in you receiving less than the value of the common stock into which a Note would otherwise be convertible.

The Notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

We cannot assure you that a trading market will develop for the Notes.

On April 29, 2003, we issued the Notes to the initial purchaser in a private placement. The Notes are eligible to trade on the Portal Market of the National Association of Securities Dealers, Inc. However, the Notes resold pursuant to this prospectus will no longer trade on the Portal market. As a result, there may be a limited market for the Notes. We do not intend to list the Notes on any national securities exchange or on the Nasdaq National Market.

A public market may not develop for the Notes. We have been informed by the initial purchaser that it intends to make a market in the Notes, but it may cease doing so at any time. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that even if there is a trading market for the Notes that it will provide enough liquidity for you to sell your Notes.

The Notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the Notes will be rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our common stock would be harmed.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Notes or common stock issuable upon conversion of the Notes. All proceeds will be for the account of the selling holders, as described below. See “Selling Holders” and “Plan of Distribution” described below.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges	38.5x	46.0x	6.7x	2.8x	7.5x	6.1x	10.2x

For the purposes of computing the ratio of fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges (including the interest rate swap), amortization of debt issuance costs and that portion of rental expense relating to operating leases we believe to be representative of interest.

SELLING HOLDERS

The Notes were originally issued by us and sold by the initial purchaser in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers (as defined in Rule 144A under the Securities Act). Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common stock into which the Notes are convertible. When we refer to the “selling holder” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees or donees or their successors.

The following table contains information furnished to us by selling holders as of June 20, 2003, with respect to the selling holders and the principal amount of Notes and the underlying common stock beneficially owned by each selling holder that may be offered using this prospectus. No selling holder noted in the table below beneficially owns one percent or more of our common stock assuming conversion of a selling holder’s Notes.

Name	Principal amount of Notes beneficially owned that may be sold hereby		Percentage of Notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)
Akela Capital Master Fund, Ltd.		$10,000,000	2.0%	193,461	*
Aventis Pension Master Trust		$125,000	*	2,418	*
Allstate Insurance Company		$1,000,000	*	19,346	*
Boilermaker—Blacksmith Pension Trust		$700,000	*	13,542	*
CALAMOS Convertible Growth and Income Fund—CALAMOS Investment Trust		$7,300,000	1.5%	141,226	*
CEMEX Pension Plan		$75,000	*	1,451	*
City of Albany Pension Plan		$70,000	*	1,354	*
City of Knoxville Pension System		$150,000	*	2,902	*
CNH CA Master Account, L.P.		$1,000,000	*	19,346	*
Dorinco Reinsurance Company		$400,000	*	7,738	*
Gasner Investors Holdings Ltd.		$1,250,000	*	24,183	*
Grace Convertible Arbitrage Fund, Ltd.		$4,500,000	*	87,057	*
Highbridge International		$18,000,000	3.6%	348,230	*
KBC Financial Products Cayman Islands Limited		$2,000,000	*	38,692	*
Kettering Medical Center Funded Depreciation Account		$40,000	*	774	*
Knoxville Utilities Board Retirement System		$70,000	*	1,354	*
Louisiana Workers’ Compensation Corporation		$170,000	*	3,289	*
Macomb County Employees’ Retirement System		$150,000	*	2,902	*
Man Convertible Bond Master Fund, Ltd.		$21,650,000	4.33%	418,843	*
McMahan Securities Co. L.P.		$238,000	*	4,604	*
Nomura Securities International, Inc.		$20,000,000	4.0%	386,922	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union		$325,000	*	6,287	*
SCI Endowment Care Common Trust Fund—National Fiduciary Services		$90,000	*	1,741	*
SCI Endowment Care Common Trust Fund—Suntrust		$40,000	*	774	*
SCI Endowment Care Common Trust Fund—First Union		$20,000	*	387	*
St. Thomas Trading, Ltd.		$43,850,000	8.77%	848,326	*
Sunrise Partners Limited Partnership		$14,500,000	2.90%	280,518	*
The Dow Chemical Company Employees’ Retirement Plan		$1,300,000	*	25,150	*
UFJ Investments Asia Limited		$2,000,000	*	38,692	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund		$325,000	*	6,287	*
Wachovia Securities Inc.		$22,238,000	4.45%	430,218	*
Wachovia Securities International Ltd.		$15,000,000	3.00%	290,191	*
Univar USA Inc. Retirement Plan		$150,000	*	2,902	*
Any other holder of Notes or future transferee, pledgee, donee or successor or any holder(3)	$	[**]	*	[**]	*

*	Less than one percent.
**	To be filed by amendment.
(1)	Assumes conversion of all of the holder’s Notes at a conversion rate of 19.3461 shares per $1,000 principal amount of Notes and cash payments in lieu of any fractional interest. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the Notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 85,951,096 shares of common stock outstanding as of June 20, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s Notes. However, we did not assume the conversion of any other holder’s Notes.
(3)	Information about other selling holders will be set forth in prospectus supplements, if required. Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.

We prepared this table based on the information supplied to us by the selling holders named in the table and we have not sought to verify such information.

The selling holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date on which the information in the above table is presented. Information about the selling holders may change over time. Any changed information will be set forth in prospectus supplements. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the Notes are convertible may increase or decrease.

Because the selling holders may offer all or some of their Notes or the underlying common stock from time to time, we cannot estimate the amount of the Notes or underlying common stock that will be held by the selling holders upon the termination of any particular offering. See “Plan of Distribution.”

None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. All of the Notes are “restricted securities” under the Securities Act prior to their sale under this registration.

PLAN OF DISTRIBUTION

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Mercury Interactive will not receive any of the proceeds from the sale of these securities. Unless otherwise permitted by law, if the Notes or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling holders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling holders to include the pledgee, transferee or other successors in interest as selling holders under this prospectus.

The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes or the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the Notes or the common stock into which the Notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

The selling holders or their successors in interest may from time to time pledge or grant a security interest in some or all of the Notes or shares of common stock and, if the selling holders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the Notes or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling holders, in order for the Notes or shares of common stock to be sold under cover of the registration statement of which this prospectus is a part, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to such registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling holders to include the pledgee, transferee, secured party or other successors in interest as selling holders under this prospectus.

The aggregate proceeds to the selling holders from the sale of the Notes or common stock into which the Notes are convertible offered by them will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “MERQ”. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the Notes. See “Risk Factors—We cannot assure you that a trading market will develop for the Notes.”

In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific Notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement.

We will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective for the period set forth below under “Description of Notes—Registration Rights of the Noteholders”. No sales may be made pursuant to this prospectus after such period unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling holders, in connection with the registration and sale of the Notes and the shares of common stock covered by the prospectus.

DESCRIPTION OF NOTES

The Notes were issued under an indenture dated April 29, 2003, which we refer to as the indenture, between Mercury Interactive Corporation, as issuer, and U.S. Bank National Association, as trustee, which we refer to as the trustee. Copies of the indenture and the registration rights agreement (described below under “—Registration Rights of the Noteholders”) have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

The following description is a summary of the material provisions of the Notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

As used in this “Description of Notes” section, references to “Mercury Interactive,” “we,” “our” or “us” refer solely to Mercury Interactive Corporation and not to our subsidiaries.

GENERAL

The Notes are senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The Notes are “Designated Senior Debt” with respect to the 2007 Notes. The Notes are convertible into common stock as described under “—Conversion of Notes.”

The Notes are limited to $500,000,000 aggregate principal amount. The Notes were issued only in denominations of $1,000 and multiples of $1,000. The Notes will mature on May 1, 2008 unless earlier converted or repurchased.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “—Repurchase at Option of the Holder.”

We will not pay interest on the Notes unless specified defaults under the registration rights agreement occur.

We will maintain an office in the City of New York where the Notes may be presented for registration, transfer, exchange, repurchase or conversion. This office will initially be an office or agency of the trustee.

Except under limited circumstances described below, the Notes are issued only in fully registered book-entry form and are represented by one or more global notes. There will be no service charge for registration of transfer or exchange of Notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION OF NOTES

The initial conversion rate for the Notes is 19.3461 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $51.69 per share of common stock), subject to the conditions and subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of Notes. Instead, we will pay cash equal to such fraction multiplied by the closing price of the common stock on the trading day prior to the conversion date.

The number of shares of common stock you will receive upon conversion of your Notes will be determined by multiplying the number of $1,000 principal amount Notes you convert by the conversion rate on the date of conversion. If you have submitted your Notes for repurchase upon a fundamental change, you may convert your Notes only if you withdraw your repurchase election. You may convert your Notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

Holders may surrender their Notes for conversion, in whole or in part, into shares of our common stock prior to maturity in the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

You may convert any of your Notes, in whole or in part, into common stock if:

•	during any fiscal quarter (beginning with the third fiscal quarter of 2003) the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 110% of the conversion price as in effect on that 30th trading day; or

•	during the period beginning January 1, 2008 through the maturity of the Notes, the closing sale price of our common stock on the previous trading day was 110% or more of the conversion price of the Notes on that day.

As used herein, the “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of Mercury Interactive will make a good faith determination of the sale price.

Conversion Upon Specified Corporate Transactions

In the event that:

•	we distribute to all holders of our common stock rights entitling them to purchase common stock at less than the average sale price of the common stock for the 10 trading days preceding the declaration date for such distribution; or

•	we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the business day preceding the declaration date for the distribution, then at least 20 days prior to the ex-dividend date for the distribution we must notify the holders of the Notes in writing of the occurrence of such event. Once we have given that notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution. No adjustment to the ability of a holder of Notes to convert will be made if the holder may participate in the distribution without conversion.

In addition and notwithstanding the foregoing, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Note into common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a “fundamental change,” as defined below, the holder can require us to repurchase all or a portion of its Notes as described under “—Repurchase at Option of the Holder.”

Conversion Procedure

To convert your Note into common stock you must:

•	complete and manually sign the conversion notice on the back of the Note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date you comply with these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

(1)	we issue common stock as a dividend or distribution on our common stock;

(2)	we issue to all holders of common stock certain rights or warrants to purchase our common stock at less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, which rights or warrants are exercisable for not more than 60 days;

(3)	we subdivide or combine our common stock;

(4)	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities, but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions;

(5)	we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

•	all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

•	any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made;

exceeds 15% of our market capitalization on the record date for that distribution; our “market capitalization,” as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; or

(6)	we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent such purchases involve an aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•	the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 15% of our market capitalization on the expiration of the tender offer.

We will not make any adjustment if holders of Notes may participate in the transactions described above.

To the extent that we have a rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion price will be made, except in limited circumstances.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your Notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the Notes into our common stock immediately prior to any of these events.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the purchase price.

We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interest. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Consequences.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Payment Upon Conversion

Upon conversion, we may choose to deliver either cash, in lieu of shares of our common stock, or shares of our common stock, as described below.

Conversion On or Prior to the Final Notice Date

In the event that we receive your notice of conversion on or prior to the day that is five days prior to maturity (the “final notice date”), and we choose to satisfy our obligation upon conversion (the “conversion obligation”) in cash, we will notify the holder electing to convert through the trustee at any time on or before the date that is two business days following receipt of the holder’s notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the two business days after notice that we intend to satisfy the conversion price in cash (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock

(other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash) will occur on the business day following the final trading day of the five trading-day period beginning on the first trading day after the final day of the conversion retraction period (the “cash settlement averaging period”), provided however, that the conversion shall be deemed to have occurred as described above under “Conversion Procedures.” Settlement amounts will be computed as follows:

•	If we elect to satisfy the conversion obligation in shares of common stock, we will deliver to the electing holder a number of shares of common stock equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

•	If we elect to satisfy the conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and

•	the average sale price of our shares of common stock during the cash settlement averaging period.

If a holder exercises its right to require us to repurchase its Notes as described under “—Repurchase at Option of the Holder,” such holder may convert its Notes as provided above only if it withdraws its repurchase notice and converts its Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion After the Final Notice Date

In the event that we receive your notice of conversion after the final notice date, and we choose to satisfy the conversion obligation in cash, we will notify the holder electing to convert through the trustee. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion On or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the five trading-day period beginning on the first trading day after the maturity date. If we timely elect to pay cash for the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the conversion retraction period. No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, settlement will occur on the business day following the final day of such cash settlement averaging period.

REPURCHASE AT OPTION OF THE HOLDER

If a fundamental change, as defined below, of Mercury Interactive occurs at any time prior to the maturity of the Notes, you may require us to repurchase your Notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The Notes will be repurchased in integral multiples of $1,000 principal amount.

We will repurchase the Notes at a price equal to 100% of the principal amount to be repurchased.

We will mail to all record holders a notice of a fundamental change within 30 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to require us to repurchase your Notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your repurchase notice and any Notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for Notes surrendered for repurchase following the repurchase date.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock or American Depositary Shares that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Notes if the sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change equals or exceeds 105% of the conversion price of the Notes in effect on each of those five trading days.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

These fundamental change repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the Notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered Notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

MERGER AND SALE OF ASSETS BY MERCURY INTERACTIVE

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the Notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture.

RANKING

The Notes are senior unsecured obligations of Mercury Interactive and rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The Notes rank senior to any of our subordinated indebtedness. At March 31, 2003, we had no outstanding senior indebtedness and we had total liabilities of $641.0 million.

Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our Notes are effectively subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors. As of March 31, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness and trade payables.

EVENTS OF DEFAULT; NOTICE AND WAIVER

The following are events of default under the indenture:

•	we fail to pay principal or premium, if any, when due upon repurchase or otherwise on the Notes;

•	we fail to pay additional interest, if any, on the Notes, when due and such failure continues for a period of 30 days;

•	any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $10.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture;

•	we fail to give you notice of your right to require us to purchase your Notes upon a fundamental change;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice; and

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, premium, if any, or additional interest, if any, on the Notes. However, the trustee must consider it to be in the interest of the holders of the Notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal, premium, if any, and additional interest, if any, on the outstanding Notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and additional interest, if any, on the Notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding Notes may waive these past defaults.

The holders of a majority of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, and additional interest, if any, on the Notes unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding Notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

MODIFICATION AND WAIVER

The consent of the holders of a majority in principal amount of the outstanding Notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Note if it would:

•	change the stated maturity of any Note;

•	reduce the principal amount or premium of any Note;

•	reduce the amount payable upon acceleration of the maturity of any Note after the occurrence of an event of default giving rise to such acceleration;

•	reduce any amount payable upon repurchase of any Note;

•	after the occurrence of a fundamental change, modify the provisions with respect to the repurchase right of the holders upon a fundamental change in a manner adverse to holders;

•	impair the right of a holder to institute suit for payment on any Note;

•	change the place or currency in which any Note is payable;

•	impair the right of a holder to convert any Note;

•	reduce the quorum or voting requirements under the indenture;

•	reduce the percentage of Notes required for consent to any modification to the indenture;

•	change the ranking of the Notes in a manner adverse to the holders of the Notes;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

We and the trustee may modify or amend the indenture and the Notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the Notes;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the Notes;

•	add any additional events of default with respect to the Notes;

•	secure the Notes;

•	reduce the conversion price, provided that the reduction is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the Notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge or the Notes, provided that such change or modification does not adversely affect the interests of the holders of the Notes;

•	make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement, provided that such change or modification does not adversely affect the interests of the holders of the Notes; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary and desirable and that will not adversely affect the interests of the holders of Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or premium, if any, or additional interest, if any, on or with respect to the Notes or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each Note affected thereby.

FORM, DENOMINATION AND REGISTRATION

The Notes have been issued:

•	in fully registered form; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

GLOBAL NOTES, BOOK-ENTRY FORM

Except as provided below, the Notes are evidenced by one or more global Notes.

We have deposited the global Notes with DTC and have registered the Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Holders may hold their interests in a Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the Note to such persons may be limited.

Holders who are not participants may beneficially own interests in a Note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a Note, Cede & Co. for all purposes will be considered the sole holder of such Note. Except as provided below, owners of beneficial interests in a Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the Note.

We will pay additional interest, if any, and the repurchase price of a Note to Cede & Co., as the registered owner of the Note, by wire transfer of immediately available funds on each additional interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global Note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global Note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the Note are credited, and only in respect of the principal amount of the Notes represented by the Note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in certificated form in exchange for Notes.

CALCULATIONS IN RESPECT OF NOTES

We or our agents will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market price of the Notes and our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement, which we entered into with the initial purchaser of the Notes. In the registration rights agreement we agreed, for the benefit of the holders of the Notes and the shares of common stock issuable upon conversion of the Notes, that we would, at our expense:

•	file with the SEC, within 90 days after the date the Notes were originally issued, the shelf registration statement of which this prospectus is a part covering resales of the registrable securities; and

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the Notes were originally issued.

We will use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

•	the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A;

•	the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of Mercury Interactive; and

•	the date when all of the Notes and the shares of our common stock issuable upon conversion of the Notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

When we use the term “registrable securities” in this section, we are referring to the Notes and the common stock issuable upon conversion of the Notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not affiliates of Mercury Interactive; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed an aggregate of 45 days for all suspensions in any 3-month period; or

•	exceed an aggregate of 120 days for all suspensions in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of this prospectus for up to 60 days in any three-month period under certain circumstances relating to probable acquisitions, financings, recapitalizations, business combinations or other similar transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension. Each holder, by its acceptance of the Notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

We will pay predetermined additional interest if the shelf registration statement is not timely made effective or if this prospectus is unavailable for periods in excess of those permitted above.

Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first May 15 or November 15 to occur after the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Note from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its Notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of default. We will have no other liabilities for monetary damages with respect to our registration obligations. A holder will not be entitled to this additional interest during the period of registration default resulting from the unavailability of the prospectus for a period exceeding the suspension periods described above unless it has provided all information requested by the questionnaire referred to below prior to the deadline.

A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus forms a part is required to:

•	be named as a selling securityholder in this prospectus;

•	deliver this prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

The plan of distribution described in this prospectus permits resales of registrable securities by selling securityholders though brokers and dealers.

Under the registration rights agreement we agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder of registrable securities copies of the prospectus;

•	notify holders of registrable securities when the shelf registration statement has become effective; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

In order to be named as a selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, a holder must complete and deliver a signed notice questionnaire to us on or prior to the fifth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, subject to our rights to suspend the use of the prospectus, within ten business days use our reasonable efforts to add such holder to the shelf registration statement as a selling securityholder by means of a prospectus supplement, if permitted by the SEC; provided that any such failure to file such prospectus supplement will not result in the payment of additional interest and provided, further, that we will have no obligation to add a holder to the shelf registration statement if a post-effective amendment would be necessary to make such addition. If a holder does not complete and deliver a questionnaire or provide the other information we may request, that holder will not be named as a selling securityholder in this prospectus and will not be permitted to sell their registrable securities pursuant to the shelf registration statement.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

RULE 144A INFORMATION REQUEST

We will furnish to the holders or beneficial holders of the Notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

INFORMATION CONCERNING THE TRUSTEE

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the Notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 240,000,000 shares of common stock, par value $0.002 per share, and 5,000,000 shares of preferred stock, par value $0.002 per share.

COMMON STOCK

As of June 20, 2003, there were 85,951,096 shares of our common stock outstanding that were held of record by approximately 221 stockholders of record.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 5,000,000 shares of preferred stock without any vote or action by our stockholders. Our Board of Directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our Board of Directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.

In connection with our Shareholder Rights Plan, described below, our Board of Directors has designated and reserved for issuance a series of 50,000 shares of Series A Participating Preferred Stock, par value $0.002 per share. We may issue these shares of preferred stock under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to the Shareholder Rights Plan become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

SHAREHOLDER RIGHTS PLAN

We adopted a Preferred Shares Rights Plan (which we refer to as our Shareholder Rights Plan) on July 5, 1996, as amended. In connection with the Shareholder Rights Plan, our Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on July 15, 1996. In addition, each share of common stock issued after July 15, 1996 was issued, or will be issued, with an accompanying preferred stock purchase right. Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.002 per share, at an exercise price of $463.00 per one one-thousandth of a share of Series A Participating Preferred Stock.

We may exchange the rights at a ratio of one share of common stock for each right at any time after someone acquires 15% or more of our common stock but before such person acquired 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.002 per right at any time before a person or group has acquired or has obtained the right to acquire 15% or more of our common stock. The rights expire on the earliest of July 5, 2006, an exchange or redemption of the rights as described above, or the consummation of merger as described above.

Each share of Series A Participating Preferred Stock that is purchased upon exercise of a right entitles the holder to receive an aggregate dividend payment of 1,000 times the cash and non-cash dividends declared per share of common stock. In addition, each share of Series A Participating Preferred Stock will have 1,000 votes and vote together with our common stock.

Currently, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

•	ten business days following a public announcement that a person or group has acquired or has obtained the right to acquire 15% or more of our outstanding common stock; or

•	ten business days after someone commences or announces they intend to commence a tender offer or exchange offer for 15% or more of our outstanding common stock.

Unless the rights are earlier redeemed, in the event that an acquiring person becomes the beneficial owner of 15% or more of our outstanding Common Shares, then each holder of a right which has not been exercised will thereafter have the right to receive, upon exercise, common shares having a value equal to two times the purchase price.

If after the rights become exercisable we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of twice the exercise price.

This description is not complete and is qualified, in its entirety, by reference to the Preferred Shares Rights Agreement, a copy of which was filed as Exhibit 1 to our Registration Statement on Form 8-A filed on July 9, 1996, including any amendments or reports filed for the purpose of updating such description. See “Where You Can Find More Information” on page ii to find out how you can obtain a copy of the rights agreement.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER, BYLAWS, SHAREHOLDER RIGHTS PLAN AND DELAWARE LAW

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that our Board of Directors may issue, without stockholder action, up to 5,000,000 shares of preferred stock with voting or other rights. As described above, our Board of Directors has designated 50,000 shares of preferred stock as Series A Participating Preferred Stock in connection with a Shareholder Rights Plan adopted on July 5, 1996. The rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of Mercury Interactive without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Our Certificate of Incorporation also provides that our stockholders do not have cumulative voting rights, and stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. The lack of cumulative voting may make it more difficult for our existing stockholders to replace the Board of Directors as well as for another party to obtain control of us by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our Bylaws provide that special meetings of stockholders can be called only by our Board of Directors, the Chairman of our Board of Directors or our President. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by our Board of Directors, the Chairman of our Board of Directors or our President. Our Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Shareholder Rights Plan

The Shareholder Rights Plan approved by the Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by the Board of Directors and that prevent our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $0.002 per right at any time prior to the acquisition of 15% or more of the Company’s shares by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our Board of Directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our Board of Directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by the Company’s Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Mercury Interactive.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following are the material United States federal tax consequences of ownership and disposition of the Notes and, with respect to Non-United States Holders (as defined below), of common stock. This discussion only applies to Notes that are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Notes as part of a hedge;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax; or

•	persons that own, or are deemed to own, more than 5% of the common stock of the Company or holders that, on the date of acquisition of the Notes, own Notes with a fair market value of more than 5% of the fair market value of the common stock of the Company.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

As used herein, the term “United States Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

The term “United States Holder” also includes certain former citizens and residents of the United States.

Original Issue Discount

The Notes are issued at an original issue discount for federal income tax purposes.

A United States Holder of Notes will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A Holder may make an election to include in gross income all interest that accrues on a Note (including original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (“constant yield election”).

Information regarding the original issue discount on the Notes will be available in Internal Revenue Service Publication 1212.

Market Discount

If a United States Holder purchases a Note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount. The adjusted issue price of a Note will be the sum of the issue price of the Note (which is the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Notes is sold for money) and the aggregate amount of previously accrued original issue discount, less any prior payments.

A United States Holder will be required to treat any payment on, or any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the market discount accrued on the Note at the time of the payment or disposition unless this market discount has been previously included in income by the Holder pursuant to an election by the Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the Holder as described under “Original Issue Discount” above. If the Note is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income to the Holder as if such Holder had sold the Note in a taxable transaction at its then fair market value. In addition, the Holder may be required to defer, until the maturity of the Note or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

Acquisition Premium and Amortizable Bond Premium

A United States Holder who purchases a Note for an amount that is greater than the Note’s adjusted issue price but less than or equal to the sum of all amounts payable on the Note after the purchase date will be considered to have purchased the Note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a United States Holder’s tax basis in a Note, immediately after the purchase, is greater than the sum of all amounts payable on the Note, the Holder will be considered to have purchased the Note with amortizable bond premium. In general, amortizable bond premium with respect to any Note will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the sum of all amounts payable on the Note. For this purpose only, a United States Holder’s tax basis in a Note is reduced by an amount equal to the value of the option to convert the Note into common stock; the value of this conversion option may be determined under any reasonable method. The United States Holder may elect to amortize this bond premium, using a constant yield method, over the remaining term of the Note. A United States Holder who elects to amortize bond premium must reduce such Holder’s tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

If a United States Holder makes a constant yield election (as described under “Original Issue Discount” above) for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a Note (including a payment of cash upon a conversion but not a conversion into common stock), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the Note.

Except as described below, gain or loss realized on the sale, exchange or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Exceptions to this general rule apply to the extent of any accrued market discount not previously included in the United States Holder’s taxable income. See “Market Discount” above.

Conversion into Common Stock

A United States Holder’s conversion of a Note into common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share).

A United States Holder’s tax basis in common stock received upon a conversion of a Note will be the same as the United States Holder’s basis in the Note at the time of conversion, reduced by any basis allocated to a fractional share. The United States Holder’s holding period for the common stock received will include the Holder’s holding period for the Note converted.

Constructive Dividends

If the Company were to make a distribution of property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for the Company’s common stock) and the conversion rate of the Notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the United States Holder. In addition, any other increase to the conversion rate of the Notes may, depending on the circumstances, be deemed to be a distribution to the United States Holder. Any deemed distribution will be taxed in the same manner as an actual distribution. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of the Company’s common stock.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the Notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

As used herein, the term “Non-United States Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-United States Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the Notes or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Notes or common stock.

Payments on the Convertible Notes

Subject to the discussion below concerning backup withholding, payments of principal, original issue discount and premium on the Notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of original issue discount,

•	the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

Original issue discount on a Note will not be exempt from withholding tax unless the beneficial owner of the Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-United States Holder of a Note is engaged in a trade or business in the United States, and if original issue discount on the Note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Holder will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of Notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States; or

•	the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-United States Holder’s holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Conversion into Common Stock

A Non-United States Holder’s conversion of a Note into common stock will not be a taxable event. However, to the extent that a Non-United States Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock.

Dividends

The Company does not currently intend to pay dividends. In the event that the Company does pay dividends, dividends (including deemed dividends on the Notes described above under “Tax Consequences to United States Holders—Constructive Dividends”) paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-United States Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Federal Estate Tax

Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-United States Holder may be subject to United States federal estate tax upon the individual’s death if, at such time, interest payments on the Note would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the Holder of a trade or business in the United States.

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in such Holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Information returns will be filed with the United States Internal Revenue Service in connection with payments on the common stock. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the United States Internal Revenue Service in connection with the proceeds from a sale or other disposition of the Notes or common stock and the Non-United States Holder may be subject to United States backup withholding tax on payments on the common stock or on the proceeds from a sale or other disposition of the Notes or common stock. The certification procedures required to claim the exemption from withholding tax on original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

LEGAL MATTERS

The validity of the Notes and common stock issuable upon conversion of the Notes has been passed upon for Mercury Interactive by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements of Mercury Interactive Corporation and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Mercury Interactive will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$40,450
Nasdaq National Market[1]	$22,500
Legal fees and expenses	$25,000
Accounting fees and expenses	$8,750
Printing expenses	$9,290

Total	$105,990

Item 15.    Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, Mercury Interactive has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of Mercury Interactive provide that Mercury Interactive is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and Mercury Interactive is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Mercury Interactive has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require Mercury Interactive, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. Mercury Interactive believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Mercury Interactive understands that the staff of the Securities and Exchange Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

Item 16.    Exhibits.

3.1(1)	Certificate of Incorporation of the Company, as amended and restated to date.

3.2(2)	Certificate of Amendment of Restated Certificate of Incorporation of the Company.

3.3	Amended and Restated By-laws of the Company.

4.1(3)	Form of Specimen Certificate for the Company’s Common Stock.

1Nasdaq National Market bills companies for the listing of additional shares on a quarterly basis, and the amount billed is determined by the change in the Company’s total shares outstanding from one quarter to the next. The total amount billable in one quarter is capped at $22,500. Since all of the Notes are convertible on the same basis, solely for the purpose of estimating the expenses payable by Mercury Interactive in connection with issuance and distribution of the Notes and underlying common stock, we have assumed the conversion of all Notes into shares of Mercury Interactive common stock during one quarter.

4.2(4)	Preferred Shares Rights Agreement, dated as of July 5, 1996.

4.3(5)	Amendment to the Rights Agreement, dated as of March 31, 1999.

4.4(6)	Amendment No. Two to the Rights Agreement, dated as of May 19, 2000.

4.5(7)	Amendment No. Three to the Rights Agreement, dated as of April 23, 2003.

4.6(8)	Form of Note for the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.7(9)	Indenture between the Company, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee, dated July 3, 2000 related to the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.8(10)	Registration Rights Agreement among the Company and Goldman, Sachs & Co., Chase Securities Inc. and Deutsche Banc Securities Inc. dated June 27, 2000 related to the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.9	Form of Note for the Company’s Zero Coupon Senior Convertible Notes due 2008 (included in Exhibit 4.10).

4.10(11)	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated April 29, 2003 related to the Company’s Zero Company Senior Convertible Notes due 2008.

4.11(12)	Registration Rights Agreement between the Company and UBS Warburg LLC, dated April 23, 2003, related to the Company’s Zero Coupon Senior Convertible Notes due 2008.

5.1	Opinion of Davis Polk & Wardwell.

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1	Power of Attorney (see page II-4).

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939 on Form T-1.

(1)	Incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-68554), declared effective by the Securities and Exchange Commission on October 29, 1993 (the “Form S-1 Registration Statement”).
(2)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
(3)	Incorporated herein by reference to Exhibit 1 to Amendment No. 1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on October 27, 1993.
(4)	Incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on July 9, 1996 (the “Form 8-A”), as subsequently amended.
(5)	Incorporated herein by reference to Exhibit 1 to Amendment No. 1 to the Form 8-A, filed with the Securities and Exchange Commission on April 2, 1999, as subsequently amended.
(6)	Incorporated herein by reference to Exhibit 1 to Amendment No. 2 to the Form 8-A, filed with the Securities and Exchange Commission on May 22, 2000, as subsequently amended.
(7)	Incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
(8)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(9)	Incorporated herein by reference to Exhibit 4.2 to the Form 10-Q for the quarter ended June 30, 2000.
(10)	Incorporated herein by reference to Exhibit 4.3 to the Form 10-Q for the quarter ended June 30, 2000.
(11)	Incorporated herein by reference to Exhibit 4.1 to the Form 10-Q for the quarter ended March 31, 2003.
(12)	Incorporated herein by reference to Exhibit 4.2 to the Form 10-Q for the quarter ended March 31, 2003.

Item 17.    Undertakings.

A.    Undertaking Pursuant to Rule 415

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B.    Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Undertaking in Respect of Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mercury Interactive Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 26th day of June, 2003.

MERCURY INTERACTIVE CORPORATION

By:	/s/ DOUGLAS P. SMITH
Name: Douglas P. Smith Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amnon Landan, Douglas P. Smith and Susan J. Skaer, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ AMNON LANDAN Amnon Landan	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 26, 2003

/S/ DOUGLAS P. SMITH Douglas P. Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 26, 2003

/S/ BRYAN J. LEBLANC Bryan J. LeBlanc	Vice President of Finance (Principal Accounting Officer)	June 26, 2003

/S/ IGAL KOHAVI Igal Kohavi	Director	June 26, 2003

Yair Shamir	Director

/S/ GIORA YARON Giora Yaron	Director	June 26, 2003

/S/ KENNETH KLEIN Kenneth Klein	Director	June 26, 2003

/S/ CLYDE OSTLER Clyde Ostler	Director	June 26, 2003

Anthony Zingale	Director

INDEX TO EXHIBITS

Exhibit Number	Description

3.1(1)	Certificate of Incorporation of the Company, as amended and restated to date.

3.2(2)	Certificate of Amendment of Restated Certificate of Incorporation of the Company.

3.3**	Amended and Restated By-laws of the Company.

4.1(3)	Form of Specimen Certificate for the Company’s Common Stock.

4.2(4)	Preferred Shares Rights Agreement, dated as of July 5, 1996.

4.3(5)	Amendment to the Rights Agreement, dated as of March 31, 1999.

4.4(6)	Amendment No. Two to the Rights Agreement, dated as of May 19, 2000.

4.5(7)	Amendment No. Three to the Rights Agreement, dated as of April 23, 2003.

4.6(8)	Form of Note for the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.7(9)	Indenture between the Company, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee, dated July 3, 2000 related to the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.8(10)	Registration Rights Agreement among the Company and Goldman, Sachs & Co., Chase Securities Inc. and Deutsche Banc Securities Inc. dated June 27, 2000 related to the Company’s 4.75% Convertible Subordinated Notes due July 1, 2007.

4.9**	Form of Note for the Company’s Zero Coupon Senior Convertible Notes due 2008 (included in Exhibit 4.10).

4.10(11)	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated April 29, 2003 related to the Company’s Zero Company Senior Convertible Notes due 2008.

4.11(12)	Registration Rights Agreement between the Company and UBS Warburg LLC, dated April 23, 2003, related to the Company’s Zero Coupon Senior Convertible Notes due 2008.

5.1**	Opinion of Davis Polk & Wardwell.

12.1**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1**	Consent of Counsel (included in Exhibit 5.1).

23.2**	Consent of PricewaterhouseCoopers LLP, independent accountants.

24.1**	Power of Attorney (see page II-4).

25.1**	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939 on Form T-1.

**	Filed herewith
(1)	Incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-68554), declared effective by the Securities and Exchange Commission on October 29, 1993 (the “Form S-1 Registration Statement”).
(2)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
(3)	Incorporated herein by reference to Exhibit 1 to Amendment No. 1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on October 27, 1993.
(4)	Incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A, filed with the Securities and Exchange Commission on July 9, 1996 (the “Form 8-A”), as subsequently amended.

(5)	Incorporated herein by reference to Exhibit 1 to Amendment No. 1 to the Form 8-A, filed with the Securities and Exchange Commission on April 2, 1999, as subsequently amended.
(6)	Incorporated herein by reference to Exhibit 1 to Amendment No. 2 to the Form 8-A, filed with the Securities and Exchange Commission on May 22, 2000, as subsequently amended.
(7)	Incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
(8)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(9)	Incorporated herein by reference to Exhibit 4.2 to the Form 10-Q for the quarter ended June 30, 2000.
(10)	Incorporated herein by reference to Exhibit 4.3 to the Form 10-Q for the quarter ended June 30, 2000.
(11)	Incorporated herein by reference to Exhibit 4.1 to the Form 10-Q for the quarter ended March 31, 2003.
(12)	Incorporated herein by reference to Exhibit 4.2 to the Form 10-Q for the quarter ended March 31, 2003.